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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                     FINAL TERMS NO. 2136 DATED 6 JULY 2009

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 26,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013
 CURRENTLY TOTALING A$3,853,732,000.00 (A$1,069,418,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the US Prospectus dated March 9, 2000 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.  (i)   Issuer:                         Queensland Treasury Corporation

    (ii)  Guarantor:                      The Treasurer on behalf of the
                                          Government of Queensland
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2.        Benchmark line:                 2013

                                          (to be consolidated and form a single
                                          series with QTC 6% Global A$Bonds due
                                          14 August 2013, ISIN US748305BD00)

3.        Specific Currency or            AUD ("A$")
          Currencies:

4.  (i)   Issue price:                    104.931%

    (ii)  Dealers' fees and commissions   No fee or commission is payable in
          paid by Issuer:                 respect of the issue of the bond(s)
                                          described in these final terms (which
                                          will constitute a "pricing supplement"
                                          for purposes of any offers or sales in
                                          the United States or to U.S. persons).
                                          Instead, QTC pays fees and commissions
                                          in accordance with the procedure
                                          described in the QTC Offshore and
                                          Onshore Fixed Interest Distribution
                                          Group Operational Guidelines.

5.       Specified Denominations:         A$1,000

6. (i)   Issue Date:                      8 July 2009

   (ii)  Record Date (date on and from    6 February / 6 August. Security will
         which security is                be ex-interest on and from 7 February
         Ex-interest):                    / 7 August.

    (iii) Interest Payment Dates:         14 February / 14 August

7.        Maturity Date:                  14 August 2013

8.        Interest Basis:                 6 per cent Fixed Rate

9.        Redemption/Payment Basis:       Redemption at par

10.       Change of Interest Basis or     Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:            Senior and rank pari passu with other
                                          senior, unsecured debt obligations of
                                          QTC

    (ii)  Status of the Guarantee:        Senior and ranks pari passu with all
                                          its other unsecured obligations

12.       Method of distribution:         Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions
          Applicable

    (i)   Rate(s) of Interest:            6 per cent per annum payable
                                          semi-annually in arrears

    (ii)  Interest Payment Date(s):       14 February and 14 August in each year
                                          up to and including the Maturity Date

    (iii) Fixed Coupon Amount(s):         A$30 per A$1,000 in nominal amount
          (Applicable to bonds in
          definitive form)

    (iv)  Determination Date(s):          Not Applicable
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    (v)   Other terms relating to the     None
          method of calculating
          interest for Fixed Rate
          Bonds:

PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:        A$1,000 per bond of A$1,000 Specified
                                          Denomination

                                          (NB: If the Final Redemption Amount is
                                          other than 100 per cent. of the
                                          nominal value the bonds will be
                                          derivative securities for the purposes
                                          of the Prospectus Directive and the
                                          requirements of Annex XII to the
                                          Prospectus Directive Regulation will
                                          apply and the Issuer will prepare and
                                          publish a supplement to the
                                          Prospectus)

15.       Early Redemption Amount(s)      Not Applicable
          payable on redemption for
          taxation reasons or on event
          of default and/or the method
          of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                  Permanent Global Note not exchangeable
                                          for Definitive Bonds

17.       Additional Financial            Not Applicable
          Centre(s) or other special
          provisions relating to
          Payment Dates:

18.       Talons for future Coupons or    No
          Receipts to be attached to
          Definitive Bonds (and dates
          on which such Talons mature):

19.       Other terms or special          Not Applicable
          conditions:

                                          (When adding any other final terms
                                          consideration should be given as to
                                          whether such terms constitute
                                          "significant new factors" and
                                          consequently trigger the need for a
                                          supplement to the Prospectus under
                                          Article 16 of the Prospectus
                                          Directive)

DISTRIBUTION

20. (i)   If syndicated, names and        Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:       6 July 2009

    (iii) Stabilizing Manager(s) (if      Not Applicable
          any):

21.       If non-syndicated, name and     National Australia Bank Ltd
          address of relevant Dealer:     255 George Street
                                          Sydney NSW 2000


22.       Whether TEFRA D or TEFRA C      TEFRA Not Applicable
          rules applicable or TEFRA
          rules not applicable:
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23.       Non exempt Offer                Not Applicable

                                          (N.B. Consider any local regulatory
                                          requirements necessary to be fulfilled
                                          so as to be able to make a non-exempt
                                          offer in relevant jurisdictions. No
                                          such offer should be made in any
                                          relevant jurisdiction until those
                                          requirements have been met. Non-exempt
                                          offers may only be made into
                                          jurisdictions in which the base
                                          prospectus (and any supplement) has
                                          been notified/passported.)

24.       Additional selling              Not Applicable
          restrictions:
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

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                            PART B--OTHER INFORMATION

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1.     LISTING AND ADMISSION TO
       TRADING                          Bourse de Luxembourg.

       (i)  Listing

       (ii) Admission to trading:       Application has been made by the Issuer
                                        (or on its behalf) for the bonds to be
                                        admitted to trading on the regulated
                                        market of the Bourse de Luxembourg with
                                        effect from the Issue Date.

                                        (Where documenting a fungible issue need to indicate that original securities are already admitted to trading.)

2.     RATINGS

       Ratings:                         The bonds to be issued have been rated:

                                        S&P:     AA+
                                        Moody's: Aa1

                                        An obligation rated 'AA+' by S&P has the second highest long term credit rating assigned by Standard & Poor's and differs from the highest rated obligations by only a small degree. The obligor's capacity to meet its financial commitment on the obligation is very strong.

                                        An obligation rated 'Aa1' by Moody's has the second highest long term credit rating assigned by Moody's. Obligations rated 'Aa1' are judged to be of high quality and are subject to very low credit risk.

                                        A credit rating is not a recommendation
                                        to buy, sell or hold securities and may
                                        be revised or withdrawn by the rating
                                        agency at any time. Each rating should
                                        be evaluated independently of any other
                                        rating.

                                        (The above disclosure should reflect the rating allocated to bonds issued under the bond facility generally or, where the issue has been specifically rated, that rating.)

3.     INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.     REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)    Reasons for the Offer:           See "Use of Proceeds" section in the
                                        prospectus supplement--if reasons for
                                        offer different from making profit
                                        and/or hedging certain risks will need
                                        to include
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                                        those reasons here.

(ii)   Estimated net proceeds:          Not Applicable.

                                        (If proceeds are intended for more than
                                        one use will need to split out and
                                        present in order of priority. If
                                        proceeds insufficient to fund all
                                        proposed uses state amount and sources
                                        of other funding.)

(iii)  Estimated total expenses:        Not Applicable.

                                        [Expenses are required to be broken down into each principal intended "use" and presented in order of priority of such "uses".]

5.     YIELD

       Indication of yield:             5.30%

                                        Calculated as 7 basis points less than
                                        the yield on the equivalent A$ Domestic
                                        Bond issued by the Issuer under its
                                        Domestic A$ Bond Facility on the Trade
                                        Date. The yield is calculated at the
                                        Trade Date on the basis of the Issue
                                        Price. It is not an indication of future yield.

6.     OPERATIONAL INFORMATION

(i)    ISIN Code:                       US748305BD00

(ii)   Common Code:                     014569359

(iii)  CUSIP Code:                      748305BD0

(iv)   Any clearing system(s) other     Not Applicable
       than Depositary Trust Company,
       Euroclear Bank S.A./N.V. and
       Clearstream Banking, societe
       anonyme and the relevant
       identification number(s):

(v)    Delivery:                        Delivery free of payment

(vi)   Names and addresses of           [_____]
       additional Paying Agent(s) (if
       any):

7.     TERMS AND CONDITIONS OF THE OFFER

(i)    Offer Price;                     Not applicable

(ii)   [Conditions to which the offer   Not applicable
       is subject;]

(iii) [Description of the application Not applicable process;]

(iv)   [Details of the minimum and/or   Not applicable
       maximum amount of application;]

(v)    [Description of possibility to   Not applicable
       reduce subscriptions and manner
       for refunding excess amount
       paid by applicants;]

(vi)   [Details of the method and time  Not applicable
       limits for paying up and
       delivering the bonds;]
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(vii)  [Manner in and date on which     Not applicable
       results of the offer are to be
       made public;]

(viii) [Procedure for exercise of any   Not applicable
       right of pre-emption,
       negotiability of subscription
       rights and treatment of
       subscription rights not
       exercised;]

(ix)   [Categories of potential         Not applicable
       investors to which the bonds
       are offered and whether
       tranche(s) have been reserved
       for certain countries;]

(x)    [Process for notification to     Not applicable
       applicants of the amount
       allotted and the indication
       whether dealing may begin
       before notification is made;]

(xi)   [Amount of any expenses and      Not applicable
       taxes specifically charged to
       the subscriber or Purchaser;]

(xii)  [Name(s) and address(es), to     None
       the extent know to the Issuer,
       of the placers in the various
       countries where the offer
       takes place.]
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